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                                                                  EXHIBIT 10.22

                          PRODUCT DEVELOPMENT AGREEMENT

         This PRODUCT DEVELOPMENT AGREEMENT (hereinafter the "Agreement") is made as of this 31st day of July, 1996, by and between COMPUTER MOTION, INC., a California corporation, having its principal place of business at 130-B Cremona Drive, Goleta, California, 93117, (hereinafter referred to as "CMI"), and SARASOTA MEMORIAL HOSPITAL, a Florida corporation, having its principal place of business at 1700 South Tamiami Trail, Sarasota, Florida, 34239-3555, and its subsidiaries and affiliates (hereinafter referred to as "Hospital").

                                R E C I T A L S :

         A. CMI has developed or acquired substantial expertise, know-how and technical information relating to the design, development, manufacture and testing of hardware and software for a robotic microsurgery system (hereinafter referred to collectively as "Proprietary Information");

         B. CMI is in the process of developing and refining its Zeus Microsurgery Robotic System (the "Product");

         C. CMI has developed or acquired rights to valuable hardware and software incorporated in the Product (hereinafter referred to collectively as "Technology") and holds patent, copyright, trade secret, trade identity and other proprietary rights which exist in and to the Product, Proprietary Information and Technology;

         D. CMI desires to have Hospital assist in the development and refinement of the Product and is willing to provide Hospital a prototype Product and certain support services in connection with Hospital's use thereof on such terms and conditions as are provided herein; and

         E. Hospital has experience in the application of surgical techniques and equipment and in clinical research activities which it desires to apply in the use and refinement of the Product.

                               A G R E E M E N T :

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CMI and Hospital, intending to be legally bound, have agreed and do hereby agree as follows:

1.       LOCATION OF DEFINITIONS

         (a)  "Claims" shall be defined as set forth in Paragraph 9(b).

         (b) "CMI" shall be defined as set forth in the opening paragraph of this Agreement.

         (c) "Deliverable Items" shall be defined as set forth in Paragraph 2(a) and Exhibit A.



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         (d)  "Development Offset Payment" shall be defined as set forth in
              Exhibit B.

         (e) "Hospital" shall be defined as set forth in the opening paragraph of this Agreement.

         (f)  "Improvement" shall be defined as set forth in Paragraph 4(b).

         (g)  "Product" shall be defined as set forth in Recital B.

         (h) "Proprietary Information" shall be defined as set forth in Recital A and Paragraph 7(a).

         (i)  "Technology" shall be defined as set forth in Recital C.

         (j)  "Work" shall be defined as set forth in Paragraph 4(a).

2.       AGREEMENTS OF CMI

         (a) CMI agrees to use diligent, good faith efforts to deliver the "Deliverable Items" as listed on Exhibit A on the schedule specified on Exhibit B.

         (b) From the date specified on Exhibit B and throughout the term of this Agreement, CMI shall retain and have in place a Clinical Engineer, to be primarily stationed at the Hospital, with principle responsibility for the day-to-day operations and activities relating to the Product. The responsibilities of the Clinical Engineer shall include, but not be limited to the following:

             (i) The coordination of quarterly engineering meetings the location of which shall alternate between Santa Barbara and Sarasota;

             (ii) Arranging conference calls no less than monthly between CMI engineering personnel and the clinical staff of the Hospital;

             (iii) Make hardware retrofit and software upgrades directly related to the Product;

             (iv) Training relating to modifications and improvements to hardware and software incorporated into the Product; and

             (v) General ongoing support of clinical studies and research relating to the Product and the Work.

         (c) CMI shall furnish Hospital with all available information relating to the Product and such other materials as may be reasonably requested in writing by Hospital. In addition, CMI management and engineering personnel shall be available to answer questions and provide



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telephone consultation to Hospital's medical and clinical personnel, such availability to be coordinated by the Clinical Engineer.

         (d) Improvements made to the Production Version of the Product to be delivered to Hospital at the conclusion of this Agreement shall be charged to Hospital at CMI's Cost of Goods Sold (as defined by Generally Accepted Accounting Principles), plus [*] percent ([*]%). "Production Version" is defined as a system which has received all required federal regulatory approvals and is being actively marketed on the open market.

         (e) CMI shall waive any and all usage or other similar fees which would otherwise be levied on Hospital related to the use of the Production Version of the Product to be delivered to Hospital at the conclusion of this Agreement for seven (7) years following such delivery.

3.       AGREEMENTS OF HOSPITAL

         (a) Hospital agrees to pay CMI the amounts set forth at the times specified on Exhibit B, such payments to be effected by bank draft or by bank wire transfer into an account designated by CMI, as specified in writing by CMI not less than three (3) business days prior to the date such payment is due.

         (b) Hospital agrees to utilize the Product in the performance of surgical procedures and to utilize its facilities, clinical personnel and their expertise to further develop and refine the Product and the Technology. Efforts pursuant to this Paragraph 3(b) shall be in partial consideration for the use of the Product during the term hereof and shall be uncompensated unless provided for under Paragraph 4(b).

         (c) Hospital shall, at its sole cost and expense, during the term of this Agreement, provide:

             (i) Secure space for the storage and utilization of the Product for the conduct of the Work;

             (ii) Office space, standard office supplies and general office support services for utilization by the Clinical Engineer in the performance of his duties under this Agreement;

         (d) Hospital shall provide CMI with reasonable access to its clinical and administrative personnel, its operating rooms and training facilities in furtherance of the rights and obligations provided under this Agreement. The Hospital shall, within thirty (30) days of the date hereof, designate a liaison whom shall act as CMI's primary contact at the Hospital, such designation to be subject to change from time to time by Hospital's written notice to CMI.

        (e) Hospital shall fund mutually agreed upon hardware design modifications, such modifications to be invoiced at CMI's actual cost, not to exceed [*] in the aggregate. In the event Hospital desires hardware modifications which are unilaterally requested by Hospital and not



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agreed to by CMI, Hospital will be responsible for the costs thereof at a rate of [*] of the material cost relating thereto, with no additional charges being made for labor, administration or overhead.. Any amounts payable under this Paragraph 3(e) shall be payable by Hospital within thirty (30) days of being submitted a written invoice with respect thereto by CMI.


4.       OWNERSHIP OF THE WORK

         (a) The results of the efforts by Hospital and its personnel under this Agreement (the "Work"), and all revisions, amendments, modifications and enhancements and sequels thereto produced by Hospital, a third party acting on behalf of Hospital or CMI, as well as all materials produced by Hospital in fulfillment of its obligations hereunder, including but not limited to reports, memoranda, studies, drawings, computer programs and appurtenant object code and source code, documentation, molds, prototypes and models, shall be the exclusive property of CMI.

         (b) In the event that Hospital shall make any modification, improvement or enhancement (an "Improvement") to the Product or the Technology which shall be sufficiently original and distinct so as not to constitute a derivative work thereof or otherwise infringe on the rights of CMI or others, Hospital and CMI shall enter into good faith negotiations with respect to the amount and form of compensation to which Hospital shall be entitled with respect thereto. The form of compensation contemplated under this Paragraph 4(b) shall be options for shares of CMI common stock or royalty payments on sales of the Product incorporating the improvement. In order to allow an evaluation of the modification, improvement or enhancement, the Hospital will submit a written report describing in reasonable detail the nature of the Improvements which may be compensable under the terms of this Paragraph 4(b). Such report shall be presented to CMI not more than forty-five (45) days after the origination of the idea or concept relating to the Product or the Technology. CMI shall have sole and exclusive right to prosecute and maintain any and all patents arising from the activities contemplated by this Agreement, including any Improvement.

         (c) Hospital acknowledges and agrees that CMI shall have, at its sole and final discretion, the right to decide, specify or otherwise to determine the following:

             (i) the terms of sale of the Product, including but not limited to wholesale and recommended retail price levels, discounts, and returned goods policy use fees and all related matters;

             (ii) territories where the Product shall be, or shall not be, sold and distributed, and the method of sales and distribution, whether directly by CMI, its subsidiaries or affiliates, by a sub-licensee, or by other means;

             (ii) the preparation, whether by CMI, or by a third party, of additional versions of the Product, compatible with other computer systems or other devices, or the preparation of any other derivative



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                   works from the Product, which at all times shall be for the sole benefit of CMI, except as otherwise agreed to by the parties in writing.

         (d) Hospital acknowledges that no such title to any such enhancements, modifications, improvements, updates or derivative works made by Hospital to the Technology, and related documentation, is granted under this Agreement, and that no such assertion shall be made by Hospital. Notwithstanding anything to the contrary in this Paragraph 4(d), Hospital shall not assign or sublicense its right to develop, modify and enhance the Technology to any entity (other than a subsidiary of Hospital or any entity into which Hospital merges or which acquires substantially all of the stock or assets of Hospital) without the prior written consent of CMI, which shall not be unreasonably withheld.

         (e) The provisions of this Section 4 shall survive termination or cancellation of this Agreement.


5.       EXPENSES

         Each party shall pay its own expenses incurred by such party while engaged in the performance of their respective duties under this Agreement.


6.       LIMITATION OF LIABILITY

         Unless otherwise agreed upon in writing by CMI and Hospital, CMI's maximum liability with respect to the Product and its use by Hospital during the term of this Agreement shall not exceed the total of all amounts paid to CMI by Hospital hereunder.


7.       CONFIDENTIALITY

         (a) Each party acknowledges and agrees that certain information which it may receive from the other party will be proprietary information to the disclosing party. Such information includes but is not limited to:

             (i) (the fact that the disclosing party intends to develop or has developed the Product;

             (ii) any information concerning the Product and its intended marketing;

             (iii) any information concerning the terms and conditions of this
                   Agreement; except that CMI or Hospital may disclose such terms and conditions as may be required by law;



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             (iv)  nonpublic information concerning the business or finances of the disclosing party; and

             (v) any other information which if disclosed to a third party could adversely affect a competitive advantage of the disclosing party, including expertise, know-how and technical information relating to the design, development, manufacture and testing of Technology integrated or to be integrated into the Product.

         All of (i) through (v) shall be collectively referred to herein as "Proprietary Information".

         (b) Each party agrees, both during and after the term of this Agreement, to hold in confidence all Proprietary Information of the other party and to use at least the same degree of care to prevent the unauthorized copying, use and/or disclosure of the other party's Proprietary Information that it uses to protect its own confidential information of like importance. Further, each party agrees to have each of its employees, consultants, and subcontractors having access to Proprietary Information of CMI sign an agreement to protect such confidential information.

         (c) Hospital agrees that CMI shall have the right to approve in advance the content, time, place and manner of any announcement or other such statement pertaining to this Agreement and the subject matter hereof, which approval shall not be unreasonably withheld. Information which CMI will not approve for public disclosure thereof includes, without limitation, the financial arrangements, development and delivery schedules.

         (d) Each party's respective obligation to hold the other party's Proprietary Information in strict confidence shall not apply to any information that:

             (i) becomes known to the general public without breach of the non-disclosure obligations of this Agreement;

             (ii) is disclosed by the owner of the Proprietary Information to others without restriction on disclosure;

             (iii) is obtained from a third party without breach of a legal, contractual or fiduciary obligation to CMI; or

             (iv) is required to be disclosed in connection with any suit, action or other dispute related to this Agreement.

         (e) Each party agrees that the unauthorized use or disclosure of the other party's Proprietary Information may cause irreparable injury to the party concerned. Accordingly, both parties agree that the remedy at law for any breach of this Section 7 may be inadequate and, in recognition thereof, agree that the party suffering from unauthorized use or disclosure shall be entitled to ex parte injunctive relief to prevent any such breach or threatened breach, without any



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requirement that such party post any bond therefor. Both parties further agree that all confidentiality commitments hereunder shall survive any cancellation or termination of this Agreement.

8.       PROTECTION OF PROPRIETARY RIGHTS

         Hospital covenants and agrees that it shall take all actions necessary or prudent for the protection of CMI's proprietary rights in and to the Technology and the Work.


9.       HOSPITAL'S WARRANTIES AND INDEMNIFICATIONS

         (a) Hospital represents and warrants to CMI as follows:

             (i) Hospital possesses full power and authority to enter into this Agreement, and to carry out its obligations hereunder.

             (ii) With respect to any intellectual property to be developed by Hospital which Hospital will disclose to CMI in performance of this Agreement, Hospital warrants that it has the right to make use and disclosure thereof without liability to any third party.

             (iii) The performance of the terms of this Agreement and the performance of Hospital's duties hereunder will not breach any separate agreement by which Hospital is bound, or violate or infringe any rights of any third party. Hospital shall not, at any time during the term of this Agreement commit any act or enter into any agreement or understanding with any third party which is inconsistent or in conflict with this Agreement.

             (iv) There is presently no litigation or other claim, pending or threatened, nor a fact which may be the basis of any claim, against the Hospital which would restrict or prohibit the transactions contemplated by this Agreement. Hospital has not taken any action or failed to take any action which would interfere with the rights of CMI under this Agreement.

         (b) Hospital agrees to indemnify and hold CMI and its officers, directors, agents and employees harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable attorneys and expert witness fees) (collectively "Claims") which result from Hospital's negligence or misuse of the Product or any infringement in the creation of the Work of any copyright, trademark or trade name, invasion of the right of privacy, publicity, or other property right of any third party; or any breach of any of the representations or warranties of Hospital contained in this Agreement; including Claims incurred in the settlement or avoidance as a result of any of the foregoing; provided, however, that CMI shall give prompt written notice to



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Hospital of the assertion of any such Claim and provided further that
Hospital shall have the right to select counsel and control the defense and settlement thereof, subject to the right of CMI to participate in any such action or to proceed at its own expense with counsel of its own choosing.

         (c) The representations, warranties and indemnification rights set forth in this Agreement shall survive execution of this Agreement, the performance of the obligation of Hospital hereunder and cancellation or termination of this Agreement.

10.      CMI'S WARRANTIES AND INDEMNIFICATIONS

         (a) CMI represents and warrants to Hospital as follows:

             (i) CMI possesses full power and authority to enter into this Agreement, and to carry out its obligations hereunder.


             (ii) With respect to any intellectual property to be developed by CMI which CMI will disclose to Hospital in performance of this Agreement, CMI warrants that it has the right to make use and disclosure thereof without liability to any third party.

             (iii) The performance of the terms of this Agreement and the performance of CMI's duties hereunder will not breach any separate agreement by which CMI is bound, or violate or infringe any rights of any third party. CMI shall not, at any time during the term of this Agreement commit any act or enter into any agreement or understanding with any third party which is inconsistent or in conflict with this Agreement.

             (iv) There is presently no litigation or other claim, pending or threatened, nor a fact which may be the basis of any claim, against the CMI which would restrict or prohibit the transactions contemplated by this Agreement. CMI has not taken any action or failed to take any action which would interfere with the rights of Hospital under this Agreement.

         (b) CMI agrees to indemnify and hold Hospital and its officers, directors, agents and employees harmless from and against (i) any Claims of third parties to the extent caused by defects in the design and/or manufacture of the Product and (ii) any and all Claims which arise from the Product or the Technology's alleged breach of patent or other intellectual property right of others. If such a Claim is made or appears possible, Hospital agrees to allow CMI to modify or replace the allegedly infringing component. CMI has no obligation under this Section 10 for any Claim to the extent based on Hospital's modification of the Product or the Technology or its combination, operation, or use with any other product, data or apparatus not specified or provided by CMI.



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         (c) The representations, warranties and indemnification rights set forth in this Agreement shall survive execution of this Agreement, the performance of the obligation of CMI hereunder and cancellation or termination of this Agreement.


11.      TERM AND CANCELLATION

         (a) The term of this Agreement shall commence on the date hereof and continue until CMI delivers a Production Version of the Product, unless canceled or terminated earlier in accordance with the provisions of this Agreement ("Production Version" is defined in Paragraph 2(d)).

         (b) CMI or Hospital may cancel this Agreement on thirty (30) days written notice to such other party without any liability whatsoever, excepting rights or remedies provided pursuant to other provisions of this Agreement. The Product and all materials provided to Hospital by CMI under this Agreement shall be returned promptly to CMI upon the termination of this Agreement.



         (c) Any unpaid Quarterly Development Offset fees payable at the time of any cancellation or termination of this Agreement shall be prorated for the portion of the applicable quarter during which this Agreement is in effect. Such prorated fees and any other amounts payable hereunder shall be due and payable in full upon such cancellation or termination.

12.      GENERAL

         (a) Any notice required or permitted to be sent hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or Federal Express, to the appropriate party at the address set forth above, or to such other address as such party shall have designated by notice hereunder.

         (b) This Agreement shall be governed and interpreted in accordance with the internal laws of the State of California. Any action or proceeding brought to enforce the terms of this Agreement shall be brought in Santa Barbara County, State of California, and each agrees to waive any objections to personal jurisdiction, service of process and venue in the United States District Court for Central District of California or California Superior Court for Santa Barbara County. In the event of any legal proceeding between the parties arising from this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses (including reasonable attorneys' and expert witness' fees) incurred in any such proceeding.

         (c) This Agreement does not constitute Hospital as the agent or legal representative of CMI, or CMI as the agent or legal representative of Hospital for any purpose whatsoever. Neither party is granted any express or implied right or authority by the other party to assume or to create



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any obligation or responsibility in behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

         (d) Hospital shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes, and other similar taxes or charges on the payments received by its agents or employees and CMI shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes, and other similar taxes or charges on the payments received by the Clinical Engineer.

         (e) Neither party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of materials or supplies, or any other cause beyond the control of such party ("force majeure") provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to cure any such breach. In the event of any such force majeure, the time for performance or cure shall be extended for a period equal to the duration of the force majeure but not in excess of six (6) months.

         (f) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

         (g) Should any provision of this Agreement be held to be void, invalid, or inoperative, the remaining provisions hereof shall not be affected and shall continue in effect as though such unenforceable provision(s) had not been included herein. The name of this Agreement and the headings of the sections of this Agreement are inserted for convenience of reference only and shall not be used or relied upon in or in connection with the construction or interpretation of this Agreement.

         (h) No failure or delay by either party in exercising any right, power, or remedy hereunder shall operate as a waiver of any such right, power, or remedy. It is agreed that any remedies provided for in this Agreement shall be cumulative and shall not be exclusive of any other remedies available hereunder, or at law or in equity. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         (i) This Agreement, including the Exhibits hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof.

         (j) This Agreement may be executed in counterparts, but shall not be binding upon the parties until it has been signed by both parties.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.


Hospital:                                  CMI:

SARASOTA COUNTY PUBLIC HOSPITAL            COMPUTER MOTION, INC.
BOARD AS OWNER AND OPERATOR OF
SARASOTA MEMORIAL HOSPITAL


By: ______________________________         By: _________________________________

Name: ____________________________         Name: _______________________________

Title: ___________________________         Title: ______________________________






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                                    EXHIBIT A

                                Deliverable Items


1.       Fully executed copy of this Agreement.

2.       One (1) prototype of the Product.

3.       Retention of Clinical Engineer.

4.       Hardware upgrades and design modifications.






                                      A-1
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                                    EXHIBIT B

                   Schedule of Payments and Deliverable Items



                   Description of
                 Payment or Milestone                               Delivery Date                     Payment
                 --------------------                               -------------                     -------
Upon signing of this agreement by CMI and Hospital     Date hereof                                      [*]
Pro-rata portion of initial Quarterly Development      Date hereof                                      [*]
Offset Payment, prorated for partial quarter
Delivery of prototype Product                          Within ___ days of the date hereof.              [*]
Post-delivery payment due                              Within 30 days after delivery of                 [*]
                                                       prototype Product
Retain Clinical Engineer                               Within ___ days of delivery of the
                                                       Product
Quarterly Development Offset Payments                  1st day of each calendar quarter                 [*]
                                                       during the Term of this Agreement






                                      B-1